SHAREHOLDER MEETING (UNAUDITED)

On May 10, 2002, a meeting was held at which all of the nominated Managing General Partners were elected as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

PROPOSAL NO. 1

NOMINEE                         FOR                     WITHHELD                TOTAL
---------------------------------------------------------------------------------------------
James C. Swain                  34,939,197.295          4,076,346.665           39,015,543.96
Richard F. Grabish              34,939,197.295          4,076,346.665           39,015,543.96
William L. Armstrong            34,939,197.295          4,076,346.665           39,015,543.96
Robert G. Avis                  34,939,197.295          4,076,346.665           39,015,543.96
George C. Bowen                 34,939,197.295          4,076,346.665           39,015,543.96
Edward L. Cameron               34,939,197.295          4,076,346.665           39,015,543.96
Jon S. Fossel                   34,939,197.295          4,076,346.665           39,015,543.96
Sam Freedman                    34,939,197.295          4,076,346.665           39,015,543.96
F. William Marshall, Jr.        34,939,197.295          4,076,346.665           39,015,543.96